AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

This Amended and Restated Administration Agreement is made effective as of the 1st day of January, 2010, by and between the trusts listed on Schedule A (each a “Trust” and together the “Trusts”) including the funds listed under each Trust, commonly known as Virtus Mutual Funds (each, a “Fund” and together the “Funds”), and VP Distributors, Inc. (formerly Phoenix Equity Planning Corporation), a Connecticut corporation (the “Administrator”).

W I T N E S S E T H:

WHEREAS, each Trust is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Trust desires to continue to retain the Administrator to render or otherwise provide for administrative services in the manner and on the amended terms and conditions hereafter set forth; and

WHEREAS, the Administrator desires to be so retained on said terms and conditions.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, each Trust and the Administrator agree as follows:

1. Appointment and Acceptance. Each Trust hereby appoints VP Distributors, Inc. to act as Administrator of the Funds, subject to the supervision and direction of the Board of Trustees of each Trust, as hereinafter set forth. The Administrator hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this Agreement.

2. Duties of the Administrator.

(a) The Administrator shall perform or arrange for the performance of the following administrative and clerical services: (i) maintain and preserve the books and records, including financial and corporate records, of each Trust as required by law or otherwise for the proper operation of each Trust; (ii) prepare and, subject to approval by each Trust, file registration statements, notices, reports, tax returns and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state “blue sky” laws), including proxy materials and periodic reports to Fund shareholders, oversee the preparation and filing of registration statements, notices, reports and other documents required by state “blue sky” laws, and oversee the monitoring of sales of shares of the Funds for compliance with state securities laws; (iii) calculate and publish the net asset value of each Fund’s shares; (iv) calculate dividends and distributions and performance data, and prepare other financial information regarding each Trust; (v) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Funds by others including, but not limited to, the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; (vi) furnish corporate secretarial services to each Trust, including, without limitation, preparation of materials necessary in connection with meetings of each Trust’s Board of Trustees, including minutes, notices of meetings, agendas and other Board materials; (vii) provide each Trust with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein; (viii) provide each Trust with administrative office and data processing facilities; (ix) arrange for payment of each Fund’s expenses; (x) provide routine accounting services to the Funds, and consult with each Trust’s officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of each Trust; (xi) prepare such financial information and reports as may be required by any banks from which each Trust borrows funds; (xii) develop and implement procedures to monitor each Fund’s compliance with legal and regulatory requirements and with each Fund’s investment policies and restrictions as set forth in each Fund’s currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended; (xiii) arrange for the services of persons who may be appointed as officers of each Trust, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers; (xiv) prepare and file appropriate class action securities litigation claims on behalf of the Funds; and (xv) provide such assistance to the investment adviser, the custodian, other Trust service providers and the Fund counsel and auditors as generally may be required to carry on properly the business and operations of each Trust. Each Trust agrees to cause the portfolio management agent to deliver to the Administrator, on a timely basis, such information as may be necessary or appropriate for the Administrator’s performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments (which may be based on information provided by a pricing service) and records of expenses borne by each Fund, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder. Notwithstanding anything to the contrary herein contained, each Trust, and not the Administrator, shall be responsible for and bear the costs of other service providers such as the custodian, transfer agent, dividend disbursing agent, shareholder servicing agents, legal counsel, independent auditors, underwriters, brokers and dealers, corporate fiduciaries, insurers, printers, banks and such other persons as may be necessary for the proper operation of the Funds.

(b) In providing for any or all of the services listed in section 2(a) hereof, and in satisfaction of its obligations to provide such services, the Administrator may enter into agreements with one or more other persons or entities, such as a sub-administrator, to provide such services to each Trust provided that the Administrator shall be as fully responsible to the Funds for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder and provided that the Administrator shall be responsible for the payment of such services, with the exception of out-of-pocket expenses which shall be billed to the Funds. In the alternative, the Trusts may enter into agreements with one or more persons or entities, either jointly with the Administrator or otherwise, for such persons or entities to provide certain services to each Trust which would otherwise be performed by the Administrator pursuant to this Agreement (each such agreement, an “Outside Service Agreement”). In the event that the Trusts enter into such an Outside Service Agreement, the Trusts and the Funds shall look to the counterparty directly for the performance of the contracted services (subject to any supervision responsibilities of the Administrator hereunder) and shall also be responsible for the payment of applicable fees and expenses. In the event that the Trusts obtain services otherwise required of the Administrator hereunder pursuant to any such Outside Service Agreements, the Administrator’s fees shall be adjusted in accordance with the Compensation section hereof.

(c) All activities of the Administrator shall be conducted in accordance with each Trust’s Declaration of Trust, By-laws and registration statement, under the supervision and direction of the Board of Trustees, and in conformity with the 1940 Act and other applicable federal and state securities laws and regulations.

3. Expenses of the Administrator. The Administrator assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 2 hereof, except that each Trust shall pay the expenses of its other service providers such as the custodian, transfer agent, dividend disbursing agent, shareholder servicing agents, legal counsel, independent auditors, underwriters, brokers and dealers, corporate fiduciaries, insurers, printers, banks and such other persons as may be necessary for the proper operation of the Funds and expenses of Trust officers attending Board meetings as required and such other appropriate out of pocket expenses as approved by the Board. Each Trust shall pay or cause to be paid all other expenses of the Funds referenced in this Agreement.

4. Compensation of the Administrator.

(a) For the services provided to each Trust and each Fund by the Administrator pursuant to this Agreement, each Fund shall pay the Administrator monthly for its services, fees at the following annual rates based on the combined aggregate average daily net assets plus out of pocket expenses (including out of pocket expenses of any sub-administrator to each Trust hired by the Administrator and not the Trusts):

Non-Money Market Funds		Money Market Funds
Net Assets	Administrative Fee[1]	Net Assets	Administrative Fee[2]
First $5 Billion	.09%	All Assets	.035%
Next $10 Billion	.08%
Over $15 Billion	.07%

(b) In the event that the Trusts obtain any of the services otherwise required of the Administrator pursuant to this Agreement from another person or entity pursuant to an Outside Service Agreement, the Administrator shall reduce its fees as listed above to the extent of the fees (but not out-of-pocket expenses) paid by the Trusts pursuant to the Outside Service Agreement; provided, however, that prior to agreeing to such fees the Trusts shall have obtained the agreement of the Administrator that such fees are reasonable. In the event that the Trusts have not first obtained the agreement of the Administrator that such fees are reasonable and the Administrator does not consent to waive its fees to the extent of the fees paid by the Trusts

[1]	Fee is based on combined assets of all non-money market series of Virtus Mutual Funds and Phoenix Edge Series Fund.
[2]	Fee is based on combined assets of all money market series of Virtus Mutual Funds and Phoenix Edge Series Fund.

pursuant to such Outside Service Agreement, the parties shall negotiate in good faith to determine the amount of the Administrator’s fees to be waived.

5. Limitation of Liability of the Administrator. The Administrator shall not be liable to each Trust or any Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator, or any persons engaged pursuant to section 2(b) hereof, including officers, agents and employees of the Administrator and its affiliates, in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to each Trust, a Fund, or shareholders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

6. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others and services to each Trust in other capacities.

7. Duration and Termination of this Agreement.

(a) This Agreement shall become effective January 1, 2010 and shall continue in effect with respect to each Fund until December 31, 2010, and thereafter from year to year so long as such continuation is specifically approved at least annually by the Board of Trustees of each Trust; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Funds, by each Trust, by the Board or, with respect to any Fund, by “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of that Fund, or by the Administrator on not less than 60 days’ written notice to the other party.

(b) The Administrator hereby agrees that the books and records prepared hereunder with respect to each Trust are the property of each Trust and further agrees that upon the termination of this Agreement or otherwise upon request the Administrator will surrender promptly to each Trust copies of the books and records maintained or required to be maintained hereunder, including in such machine-readable form as agreed upon by the parties, in accordance with industry practice, where applicable.

8. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Trustees of each Trust and such amendment is set forth in a written instrument executed by each of the parties hereto. Any attempt to assign this Agreement shall be treated as an amendment.

9. Limitation of Liability. It is expressly agreed that the obligations of each Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of each Trust personally, but bind only the Trust property of each Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees or the shareholders of each Trust and this Agreement has been signed by an authorized officer of each Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of each Trust as provided in its Declaration of Trust.

10. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Connecticut as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Connecticut, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if so executed, the separate instruments shall constitute one agreement.

12. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier date of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to the Administrator, to the attention of: Counsel, VP Distributors, Inc., 100 Pearl St., Hartford, CT 06103 or (b) if to each Trust, to the attention of: President, Virtus Mutual Funds, c/o Secretary, Virtus Mutual Funds, 100 Pearl St., Hartford, CT 06103, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

13. Separate Funds. This Agreement shall be construed to be made by each Trust as a separate agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

VIRTUS MUTUAL FUNDS		VP DISTRIBUTORS, INC.
VIRTUS EQUITY TRUST
VIRTUS INSIGHT TRUST		By:	/s/ David G. Hanley
VIRTUS INSTITUTIONAL TRUST		Name:	David G. Hanley
VIRTUS OPPORTUNITIES TRUST		Title:	Vice President and Treasurer

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Chief Financial Officer and Treasurer

SCHEDULE A

(Dated: January 1, 2010)

Virtus Equity Trust
Virtus Balanced Fund
Virtus Capital Growth Fund
Virtus Growth & Income Fund
Virtus Growth Opportunities Fund
Virtus Mid-Cap Core Fund
Virtus Mid-Cap Growth Fund
Virtus Mid-Cap Value Fund
Virtus Quality Small-Cap Fund
Virtus Small-Cap Core Fund
Virtus Small-Cap Growth Fund
Virtus Small-Cap Sustainable Growth Fund
Virtus Strategic Growth Fund
Virtus Tactical Allocation Fund
Virtus Quality Large-Cap Value Fund

Virtus Insight Trust
Virtus Balanced Allocation Fund
Virtus Core Equity Fund
Virtus Disciplined Small-Cap Opportunity Fund
Virtus Disciplined Small-Cap Value Fund
Virtus Emerging Markets Opportunities Fund
Virtus High Yield Income Fund
Virtus Insight Government Money Market Fund
Virtus Insight Money Market Fund
Virtus Insight Tax-Exempt Money Market Fund
Virtus Intermediate Government Bond Fund
Virtus Intermediate Tax-Exempt Bond Fund
Virtus Short/Intermediate Bond Fund
Virtus Tax-Exempt Bond Fund
Virtus Value Equity Fund

Virtus Institutional Trust
Virtus Institutional Bond Fund

Virtus Opportunities Trust
Virtus Alternatives Diversifier Fund
Virtus Bond Fund
Virtus CA Tax-Exempt Bond Fund
Virtus Foreign Opportunities Fund
Virtus Global Infrastructure Fund
Virtus Global Opportunities Fund
Virtus Global Real Estate Securities Fund
Virtus Greater Asia ex Japan Opportunities Fund
Virtus Greater European Opportunities Fund
Virtus High Yield Fund
Virtus International Real Estate Securities Fund
Virtus Market Neutral Fund
Virtus Multi-Sector Fixed Income Fund
Virtus Multi-Sector Short Term Bond Fund
Virtus Real Estate Securities Fund
Virtus Senior Floating Rate Fund
Virtus AlphaSectorSM Rotation Fund
Virtus AlphaSectorSM Allocation Fund